Exhibit 99.2

FORM OF

LETTER TO SHAREHOLDERS WHO ARE RECORD HOLDERS

OPEXA THERAPEUTICS, INC.

Subscription Rights to Purchase Units

Offered Pursuant to Subscription Rights Distributed to Shareholders of Opexa Therapeutics, Inc.

[                ], 2015

Dear Shareholder:

This letter is being distributed by Opexa Therapeutics, Inc. (the “Company”) to all holders of record of shares of its common stock, $0.01 par value per share (the “Common Stock”), and Series L warrant holders who have a right to participate, as of 5:00 p.m., Eastern Time, on [          ], 2015 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase units (“Units”). Each Unit entitles the holder to one share of the Company’s Common Stock and one warrant representing the right to purchase one share of Common Stock. The Subscription Rights and Units are described in the prospectus dated [                ], 2015 (a copy of which accompanies this notice) (the “Prospectus”).

Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to 28,776,419 Units on the terms and subject to the conditions described in the Prospectus, at a subscription price of $[              ] per Unit (the “Subscription Price”).

The Subscription Rights may be exercised at any time during the subscription period, which commences on [          ], 2015 and ends at 5:00 p.m., Eastern Time, on [        ], 2015, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”).

As described in the Prospectus, holders will receive one Subscription Right for each share of Common Stock owned, or underlying the Series L warrants owned, as the case may be, on the Record Date, evidenced by non-transferable Subscription Rights certificates (the “Subscription Rights Certificates”). Each Subscription Right entitles the holder to purchase one Unit at the Subscription Price (the “Basic Subscription Right”).

Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Privilege”). Subject to stock ownership limitations described in the Prospectus, if sufficient Units are available, all Over-Subscription Privilege requests will be honored in full. If Over-Subscription Privilege requests for Units exceed the remaining Units available, the remaining Units will be allocated pro-rata among holders who over-subscribe based on the number of shares of Common Stock owned, or underlying the Series L warrants held, as the case may be, by all holders exercising the Over-Subscription Privilege. If this pro rata allocation results in any holders receiving a greater number of Units than the holder subscribed for, then such holder will be allocated only the number of Units for which the holder oversubscribed, and the remaining Units will be allocated among all holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated.

The Company will not issue fractional shares. Fractional shares resulting from the exercise of the Basic Subscription Rights and the Over-Subscription Privileges will be eliminated by rounding down to the nearest whole Unit. Any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, within 10 business days following the expiration of the Offering.

Enclosed are copies of the following documents:

1.	Prospectus
2.	Subscription Rights Certificate
3.	Instructions As to Use of Subscription Rights Certificates
4.	Notice of Important Tax Information
5.	A return envelope, addressed to Continental Stock Transfer & Trust Company (the “Subscription Agent”)

Your prompt attention is requested. To exercise your Subscription Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each Unit subscribed for pursuant to the Basic Subscription Right and Over-Subscription Privilege, if applicable, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the properly completed and duly executed Subscription Certificate and full payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.

You cannot revoke the exercise of your Subscription Right. Subscription Rights not exercised at or prior to 5:00 p.m., Eastern Time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO ADVANTAGE PROXY, THE INFORMATION AGENT, TOLL-FREE AT (877) 870-8565 OR COLLECT AT (206) 870-8565.

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